              Nuveen New Jersey Dividend Advantage Municipal Fund 3
                              333 West Wacker Drive
                             Chicago, Illinois 60606

                                December 2, 2004

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Nuveen New Jersey Dividend Advantage Municipal Fund 3 (CIK: 0001177291) Request for Withdrawal of Registration Statement on Form N-2
     File Nos. 333-92302, 811-21151

Ladies and Gentlemen:

     On July 12, 2002, Nuveen New Jersey Dividend Advantage Municipal Fund 3 (the "Registrant") filed a registration statement on Form N-2 relating to the registration of common shares of beneficial interest of Nuveen New Jersey Dividend Advantage Municipal Fund 3 (accession number 0000950131-02-002663). The registration statement has not yet become effective.

     Pursuant to Rule 477(a) under the Securities Act of 1933, the Registrant hereby requests the withdrawal of the above mentioned Form N-2 for Nuveen New Jersey Dividend Advantage Municipal Fund 3.

                                      Sincerely,

                                      Nuveen New Jersey Dividend Advantage
                                      Municipal Fund 3
                                      (Registrant)


                                      By: /s/ Jessica R. Droeger
                                          --------------------------------------
                                          Jessica R. Droeger
                                          Vice President and Secretary